Exhibit 99.1

LOMOND THERAPEUTICS ANNOUNCES U.S FDA CLEARANCE OF IND APPLICATION FOR
LONITOCLAX, A SELECTIVE BCL2 INHIBITOR WITH LIMITED IMMUNE SUPPRESSION AND
IMPROVED SAFETY COMPARED TO VENETOCLAX AND VENETOCLAX- LIKE MOLECULES

DOVER, Del., June 20, 2025 -- Lomond Therapeutics Holdings, Inc. (“Lomond Therapeutics”), a clinical-stage biotechnology company dedicated to discovering and developing potentially best-in-class and first-in-class medicines for the treatment of hematological malignancies, today announced that the U.S. Food and Drug Administration (FDA) has cleared it’s Investigational New Drug (IND) application for a Phase 1 multicenter study evaluating the feasibility, safety, and efficacy of lonitoclax in patients with relapsed/refractory acute myeloid leukemia (AML).

“The acceptance of our third U.S. IND is an important milestone for Lomond Therapeutics”, said Iain Dukes, Chief Executive Officer of Lomond Therapeutics. “This IND clearance allows us to begin the next stages of our clinical development for lonitoclax focusing on acute myeloid leukemia (AML). Through this Phase 1 study, we aim to advance our understanding of safety, tolerability, manufacturing feasibility and mechanism of action of lonitoclax.”

About Lomond Therapeutics

Lomond Therapeutics is a biopharmaceutical company co-founded by Orbimed, Torrey Pines Investment and Dr. John C. Byrd, focused on the discovery and development of best-in-class and first-in-class small molecule inhibitors that target escape mutations in hematologic and solid cancers. The company is utilizing a proprietary hybrid AI platform of Expert Systems Inc., leveraging its key partners proprietary data, chem/bio tools, knowledge and expertise to choose highly valuable molecular mechanism of pathology, to rationally design, accelerate discovery and optimize development of best-in-class and first-in-class therapies. Lomond Therapeutics' goal is to utilize its capabilities and platform to become a leader in developing novel breakthrough medicines to maximize the clinical benefit when treating hematologic and solid malignancies. For more information visit www.lomondther.com.

About Lonitoclax

Lonitoclax has earlier reported novel binding, best-in-class potency and selectivity against BCL2, a key pro-survival protein that is overexpressed in many cancers. To mitigate the hematologic and immune toxicities observed with venetoclax, lonitoclax was designed with a unique binding to improve selectivity for Bcl-2 over Bcl-xL. In addition, a shorter half-life and reduced P4503A4 inhibition properties were built into the molecule to mitigate tumor lysis syndrome and drug accumulation risk, respectively. Lonitoclax has demonstrated monotherapy activity in pre-clinical models, as well as synergistic activity when combined with azacytidine, FLT3 inhibitors, and menin inhibitors in AML xenograft models. Unlike venetoclax, lonitoclax had minimal immunosuppressive activity on B cells, CD8 T cells, and NK cells in preclinical models. Lonitoclax has completed a series of healthy volunteer studies where no significant safety signals were observed at exposures where ex vivo activation of caspase in CLL primary cells was observed, a surrogate marker of BCL-2 inhibition in tumors. This emphasizes important advantages over venetoclax and venetoclax-like molecules in safety, tolerability and feasibility of outpatient treatment, enabling the molecule to safely target AML and CLL patients alone and in combination with other targeted therapies.

About the Phase 1 Clinical Trial

The Phase 1 study will evaluate the safety, tolerability, pharmacokinetics, and anti-tumor activity of lonitoclax in combination with azacitidine in R/R AML. The study will include a dose escalation and an expansion phase with up to 60 total participants. Lomond Therapeutics is planning to initiate the study in the third quarter of 2025 across multiple investigative sites.

Forward Looking Statements

This press release contains forward-looking statements. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to our product candidates and the development and therapeutic potential thereof, statements regarding the timing, progress and results of our clinical studies and trials for our current product candidates, including statements regarding the timing of completion or initiation of trials, and the reporting of data from our current trials, our plans relating to the clinical development of our product candidates, the beneficial characteristics of our product candidates, the timing of regulatory filings and approvals for our product candidates, our ability to obtain and maintain regulatory approval for our product candidates, the expected potential benefits of strategic collaborations with related and third parties, our technologies for identifying additional product candidates and our business and development plans. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, our ability to raise the additional funding we will need to continue to pursue our business and product development plans, the inherent uncertainties associated with developing product candidates and operating as a development stage company, our ability to identify additional product candidates for development, our ability to develop, complete clinical trials for, obtain approvals for and commercialize any of our product candidates, and competition in the industry in which we operate and market conditions. Investors should consult all of the information set forth herein and should also refer to additional risks set forth under the heading “Risk Factors” in Lomond Therapeutics’ filings with the U.S. Securities and Exchange Commission (SEC) available at www.sec.gov. These forward-looking statements are made as of the date of this press release, and Lomond Therapeutics assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law.

Media Contact:

Amy Burd
CSO
aburd@lomondther.com